Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2015, relating to the consolidated financial statements and financial statement schedule of Lincoln Educational Services Corporation, and the effectiveness of Lincoln Educational Services Corporation’s internal control over financial reporting, appearing in the Annual Report on Form-10K of Lincoln Educational Services Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
May 1, 2015